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                                                                    Exhibit 99.1



                   PEDIATRIC SERVICES OF AMERICA, INC. BOARD
                APPROVES NIERENBERG REQUEST TO WAIVE POISON PILL


     Norcross, Georgia - December 21, 2000 - Pediatric Services of America, Inc. (OTCBB:PSAI) announced that its Board of Directors has approved an Amendment to its Rights Agreement which allows the D3 Family Fund, LP, David Nierenberg and Affiliates (collectively referred to herein as "The Group"), to purchase up to 20% of the Company. In consideration, The Group has signed a Standstill Agreement wherein they agree not to seek additional ownership of the Company either directly or indirectly for a two year period and to abide by certain criteria for orderly disposition of acquired stock of PSAI.

     PSAI provides a broad range of pediatric health care services and equipment through a network of 100 branch offices in 22 states.



NOTE: Forward looking statements made in this release involve a number of risks and uncertainties, including, but not limited to changes in government regulation and health care reforms, ability to execute on the Company's strategic programs, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings.


                 Contact:  Pediatric Services of America, Inc.
                           Joseph D. Sansone President/CEO
                                       or
                           James M. McNeill, Sr. Vice President/CFO
                                    (770) 441-1580

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